[On company letterhead]

August 2, 2022

Wilton Reassurance Life Company of New York

800 Westchester Avenue, Suite 641 North

Rye Brook, NY 10573

Re: Wilton Reassurance Life Company of New York

Registration Statement on Form N-4

Directors:

This opinion is furnished in connection with the filing of the Registration Statement on Form N-4 (“Registration Statement”) by Allstate Life of New York Separate Account A (“Separate Account”). The Registration Statement covers an indefinite amount of interests under the variable portion of Flexible Premium Deferred Variable Annuity Contracts (“Contracts”) offered by Wilton Reassurance Life Company of New York.

The Contracts are to be offered in a manner described in the Prospectus which is included in the Registration Statement.

The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of Wilton Reassurance Life Company of New York, consulted with outside counsel and examined such other documents and laws as I consider necessary and appropriate and on the basis of such examination and consultation, it is my opinion that:

1. Wilton Reassurance Life Company of New York is a corporation duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue variable annuity contracts by the New York Department of Insurance.

2.The Separate Account is an account established and maintained by Wilton Reassurance Life Company of New York pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of Wilton Reassurance Life Company of New York.

3.Assets allocated to the Separate Account will be owned by Wilton Reassurance Life Company of New York. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Wilton Reassurance Life Company of New York may conduct.

4.When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of Wilton Reassurance Life Company of New York in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus supplement constituting part of the Registration Statement.

Yours truly,
___/s/Jaime Merritt_____
Jaime Merritt, Assistant Secretary